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Selective Insurance Group, Inc.
40 Wantage Avenue
Branchville, New Jersey 07890
www.selective.com

For release at 4:15 p.m. (EST) on April 27, 2004

Media Contact: Sharon Cooper

973-948-1324, sharon.cooper@selective.com

Investor Contact: Dale Thatcher

973-948-1774, dale.thatcher@selective.com

Selective Insurance Group Reports

2004 First Quarter Earnings

Operating income1 up 341%

GAAP combined ratio drops below 98%

A.M. Best affirms "A+" rating

Branchville, NJ - April 27, 2004 - Selective Insurance Group, Inc. (Nasdaq: SIGI), today reported net income of $27.5 million, or $0.88 per diluted share, for the first quarter ended March 31, 2004, compared with $8.0 million, or $0.29 per diluted share, for the same period last year. Operating income1 increased 341%, to $24.1 million, or $0.77 per diluted share for the first quarter 2004, compared with $5.5 million, or $0.20 per diluted share, for the first quarter 2003. Net premiums written increased 16% to $375.3 million in the first quarter 2004 compared with the same period last year.

More than four consecutive years of double-digit commercial renewal price increases combined with ongoing underwriting improvements and lower catastrophe losses, contributed to almost a nine point drop in Selective's GAAP combined ratio for the quarter to 97.9%, down from 106.7% in the first quarter of 2003. For the same period, the statutory combined ratio improved to 95.7%, down from 104.4%. Weather-related catastrophe losses accounted for 1.5 points of the statutory combined ratio for the quarter, or $3.0 million after-tax, compared with 4.4 points, or $7.7 million after-tax, for the first quarter 2003.

1 Operating income differs from net income by the exclusion of realized gains or losses on investment sales. It is used as an important financial measure by management, analysts and investors because the realization of investment gains and losses in any given period is largely discretionary as to timing and could distort the analysis of trends; however, it is not intended as a substitute for net income prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). A reconciliation of operating income to net income is provided in the attached GAAP Highlights, and Reconciliation to Comparable GAAP Measures. Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners Accounting Practices and Procedures Manual and, therefore, is not reconciled to GAAP.

Selective Insurance Group, Inc., Chairman, President and CEO Gregory E. Murphy stated: "Our strong first quarter was driven by the excellent performance of our commercial lines operation, which represents 83% of overall premium volume. The well-defined strategies we have built around strong relationships with our agents, technology that drives ease of doing business, and superior service, are clearly differentiating Selective in the marketplace and driving profitable growth. Commercial lines premiums were up 19% for the quarter; renewal pricing was up 10.3%; and our commercial lines statutory combined ratio dropped nearly 11 points from the same period last year, to 93.4%. With increases in premiums continuing to outpace loss trends, the outlook for commercial business remains favorable."

Earlier in the day, A.M. Best affirmed Selective's "A+" (Superior) rating for the 43rd consecutive year, citing the company's "strong balance sheet and the benefits gained from its field office structure, technology, and the continued leveraging of agency relationships. In addition, the rating recognizes Selective's disciplined underwriting culture, conservative investment philosophy and prudent capital management, which have contributed to the group's consistent operating profitability."

Murphy said: "As regional insurers continue to expand their share of the commercial lines marketplace, Selective's competitive advantages place us at the forefront of an industry where only 6% of commercial lines carriers achieve an "A+" or better A.M. Best rating. Our consistent and profitable growth has advanced our position on the "Fortune 1000" list of the largest companies in the United States (based on 2003 revenues) to No. 917, up from No. 967 in 2002. More importantly, Selective outperformed many larger Fortune peer companies in both earnings growth and total return to shareholders. Our stockholders' equity at March 31, 2004 was up 22% to $800.5 million compared with March 31, 2003, and for the same period, book value per share increased 18%, to $28.88.

"Our personal lines statutory combined ratio, which includes the flood operation, was up about a point to 106.1% for the quarter, compared with the same period last year, due to several large fire losses in the homeowner's line. Personal automobile results showed continued improvement, driven by our New Jersey personal automobile business, which produced a statutory combined ratio of 94.7% for the period, compared with 101.9% for the first quarter of 2003. While we are pleased with the improvement, our efforts to achieve stability in this often volatile book of business continue. Building on a 5% rate increase effective in March 2004, our action plans include further tier revisions designed to lower rates for our best customers and improve our competitive position in this changing marketplace," Murphy said.

Revenue for the first quarter 2004 increased 17% over first quarter 2003, to $375.1 million. This growth was driven by continued increases in net premiums earned, up 18% to $315.3 million; higher net investment income of $29.5 million, up 8%; and a 14% increase in revenue, to $24.2 million from the Company's Diversified Insurance Services operation. Return on revenue for the diversified businesses remained consistent at 6.1%.

The Board of Directors declared a $0.17 per share quarterly cash dividend on its common stock payable June 1, 2004 to stockholders of record on May 10, 2004.

The supplemental investor packet, including financial information that is not part of this press release, is available on the Investors page of Selective's public website at www.selective.com. The webcast of Selective's quarterly analyst conference call will be simulcast at 8:30am EST, on April 28, 2004, at www.selective.com. The webcast will be available for rebroadcast until the close of business on May 27, 2004.

Selective Insurance Group, Inc., headquartered in Branchville, New Jersey, is a holding company for six property and casualty insurance companies that offer primary and alternative market insurance for commercial and personal risks. The insurance companies are rated "A+" (Superior) by A.M. Best. Through other subsidiaries, the company offers medical claim management services; human resources benefits and administration services; risk management products and services; and flood insurance policy, administration and claim services. Selective maintains a website at www.selective.com.

This press release contains certain statements that are not historical facts and are considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which can be identified by terms such as may, will, could, would, should, expect, plan, anticipate, target, project, intend, believe, estimate, predict, potential, seek, likely, or continue or other comparable terminology. Such forward-looking statements relate to our intentions, beliefs, projections, estimations or forecasts of future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from those expressed or implied by the forward-looking statements.  These statements are only predictions and we can give no assurance that such expectations will prove to be correct. These risks and uncertainties include, but are not limited to:

  The frequency and severity of catastrophic events, including hurricanes, tornadoes, windstorms, earthquakes, hail, severe winter weather, fires, explosions and terrorism;
  Adverse economic, market or regulatory conditions;
  Our concentration in a number of east coast and Midwestern states;
  The adequacy of loss reserves;
  Reinsurance costs and availability;
  Our ability to collect on reinsurance and the solvency of Selective's reinsurers;
  Uncertainties related to insurance rate increases and business retention;
  Changes in insurance regulations that impact our ability to write and/or cease writing insurance policies in one or more states, particularly changes in New Jersey automobile insurance laws and regulations;
  Our ability to maintain favorable ratings from A.M. Best, Standard & Poor's, Moody's and Fitch;
  Fluctuations in interest rates and the performance of the financial markets;
  Our entry into new markets and businesses; and
  Other risks and uncertainties we identify in filings with the Securities and Exchange Commission, including, but not limited to the Annual Report on Form 10-K; although we do not promise to update such forward-looking statements to reflect actual results or changes in assumptions or other factors that could affect these statements.

Selective Insurance Group, Inc. (Nasdaq: SIGI) *
GAAP Highlights and Reconciliation To Comparable
GAAP Measures
(in thousands, except per share data)

3 months ended March 31:	2004	2003
Net premiums written	$375,262	323,403
Net premiums earned	315,306	267,047
Net investment income	29,460	27,343
Diversified insurance services revenue	24,231	21,338
Total revenues	375,120	320,485

Operating income	24,053	5,454
Capital gain, after-tax	3,475	2,584

Net income	$27,528	8,038

	=========	=========

Statutory combined ratio	95.7%	104.4%
GAAP combined ratio	97.9%	106.7%

Operating income per diluted share	$0.77	0.20
Net income per diluted share	0.88	0.29
Weighted average diluted shares	32,218	27,336
Book value per share	$28.88	24.42

*All amounts included in this release exclude inter-company transactions.